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                                                                   Exhibit 10(e)

                              EMPLOYMENT AGREEMENT

      EMPLOYMENT AGREEMENT, entered into as of the 28th day of March, 2000, by and between BERGER HOLDINGS, LTD., d/b/a/ BERGER BUILDING PRODUCTS, CORP, hereinafter the "Employer" and JOSEPH F. WEIDERMAN, hereinafter the "Employee".

                                   WITNESSETH:
                                   ----------

      WHEREAS, this Employer and Employee entered into an Employment Agreement as of January 1, 1994, which Employment Agreement has subsequently been amended on several occasions;

      WHEREAS, Employer and Employee wish to restate such Employment Agreement, as so amended, in its entirety herein; and

      WHEREAS, except with respect to certain agreements concerning the grant to Employee of options to purchase shares of the common stock of Employer, entered into prior to the date hereof, this Restated Employment Agreement shall constitute the entire understanding between Employer and Employee as to Employee's employment by Employer.

      NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto intending to be legally bound hereunder, agree as follows:

      1.   TERM OF EMPLOYMENT

           Subject to the terms and conditions hereinafter set forth, Employer hereby agrees to employ Employee for a term of years ending on December 31, 2000.

      2.   SCOPE OF EMPLOYMENT

           During the term of employment, Employee shall serve as President and Chief Operating Officer of Employer. Employee shall faithfully render and perform such services as are necessary to fulfill the responsibilities of the office of President and Chief Operating Officer, and such services as may be assigned to him by or under the authority of the Board of Directors of Employer. Employee shall devote full time efforts to the business affairs of Employer and shall render such services to the best of his ability in the best interests of Employer. Employee shall maintain his offices at 805 Pennsylvania Blvd., Feasterville, Pennsylvania, or at such other addresses to which the Company may relocate.

      3.   COMPENSATION
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           (a) For all services rendered by Employee to Employer during the term of employment, Employer shall pay, or cause to be paid to Employee base compensation ("Base Compensation"), payable weekly in the amount of $203,000 per annum.

           (b) Employee shall be entitled to bonuses, if, as and when declared by the Board of Directors of Employer, in its sole, total and absolute discretion.

      4.   REIMBURSEMENT FOR EXPENSES

           The Employee shall be reimbursed by the Employer for all actual, ordinary, necessary and reasonable expenses incurred by him in the course of the business of the Employer. The Employee shall keep an itemized account of such expenses to be rendered to the Employer, together with vouchers and/or receipts verifying the same.

      5.   EMPLOYEE BENEFITS

           Employee shall be entitled to participate in all employee benefit programs, including without limitation, group life insurance, medical and hospitalization plans, pension and profitsharing plans, as are being presently offered by Employer or which may hereafter during the term of employment be offered by employer generally to its executive officers. Employer shall also furnish to Employee an automobile for Employee's usage during the term of employment. The Employer shall be responsible for all expenses in maintaining the automobile, including, but not limited to insurance, gasoline costs, and all necessary repairs.

      6.   INSURANCE

           The Employer shall obtain for the Employee a life insurance policy (or its equivalent) in the face amount of $500,000 wherein Employee, or his designee, will be the owner of said policy and will retain all rights to designate beneficiaries thereunder. The Employer shall be solely responsible for maintaining the policy and paying the premiums as they become due.

      7.   DISABILITY

           (a) If the Employee shall be unable, for an aggregate period of more than 180 days in any 365 day period, to perform the services provided for herein as a result of illness or disability of any nature, Employer may, upon 90 days notice, terminate Employee's employment and Employer's obligations hereunder. Employer nevertheless shall remain obligated to pay Employee his full salary for a period of 12 months, including within such 12 month period any periods prior to such termination for which Employee received salary while being unable to provide services hereunder.

           (b) Commencing upon the end of the 12 month period referred to in the last sentence of subparagraph (a) above, Employer shall be obligated to pay Employee the sum of $1,000 per week for a period of three (3) years; provided that such $1,000 per week payments shall be reduced to $500 per week if the Net Worth of the Company as set forth in the then most recent audited annual statements filed with the Securities and Exchange Commission ("Annual


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Statements") does not equal at least $4,000,000. Such payments shall be subject to subsequent increase to $1,000 per week (and subsequent decrease to $500) during the period such payments are made in the event that subsequent Annual Statements show a Net Worth at least equal to $4,000,000 (or less than $4,000,000); provided that all such reductions and increases shall be made solely on a prospective basis from the time the applicable Annual Statements are filed. Upon the expiration of such 3 year period, Employer shall be obligated to pay Employee the sum of $500 a week for the remainder of Employee's life.

           (c) The Employer may, but is not obligated to, obtain a disability insurance policy in the amounts set forth above (or a portion thereof) in order to secure its obligations hereunder (or a portion thereof).

      8.   TERMINATION

           (a)  By Death.

                If the Employee dies, then this Agreement shall continue for a period of 60 days with full benefits after which time this agreement shall terminate immediately, and his rights to compensation and fringe benefits hereunder shall terminate as of the date of such 60 day period, except that Employee's heirs, personal representatives or estate shall be entitled to any unpaid portion of his salary, accrued bonus and accrued benefits, if any, up to the date of such termination.

           (b)  For Cause.

                The Employer may terminate the Employee's employment and rights to compensation and benefits hereunder immediately for "cause" (subject to the last paragraph of this subparagraph (b)), except that the Employee shall be entitled to any unpaid portion of his salary, accrued bonus, and accrued fringe benefits, if any, up to the date of termination. "Cause" shall exist if:

                (i) the Employee substantially fails to perform his duties hereunder;

                (ii) the Employee intentionally commits any acts or omits to take any action, or commits any act of dishonesty or breach of trust, resulting directly or indirectly in personal gain or enrichment of the Employee to the detriment of the Employer; or

                (iii) the Employee is commits a felony.

           If "cause" exists as set forth in subparagraph (i) above, Employer shall give Employee thirty (30) days prior written notice of termination specifying the nature of the alleged "cause" and the Employee shall have such thirty (30) day period in which to take remedial action to cure the situation that constituted the "cause". If after receiving said thirty (30) day notice, the Employee does not cure said "cause" within such time period, then this Agreement shall terminate as of the end of such time period.


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           (c)  Procedure Upon Termination.

                Upon termination of his employment, the Employee shall promptly return to the Employer all documents, including without limitation, copies and all other materials and properties of the Employer, or pertaining to its business, including without limitation, customer and prospect lists, contacts, files, manuals, letters, reports and records in his possession and control, no matter from whom or in what manner acquired.

      9.   RESTRICTIVE COVENANT

           (a) Employee agrees that, during the term of employment and so long thereafter as he receives payments pursuant to Section 10 (Employee having the right voluntarily to terminate such payments at any time), the Employee shall not directly or indirectly engage in any business which is the same as, similar to, or in competition with the business of the Employer. Employee acknowledges that the restrictions contained herein in view of the nature of the business in which Employee has been engaged, are reasonable and necessary to protect the legitimate interest of Employer, and that any violation of these restrictions would result in irreparable injury to Employer. Employee acknowledges that in the event of a violation of any such restrictions, Employer shall be entitled to preliminary and permanent injunctive relief as well as an equitable accounting of all earnings, profits and other benefits arising from such violation which rights shall be cumulative and in addition to any other rights or remedies to which Employer may be entitled. In the event that the Employee shall engage, directly or indirectly in any business in competition with the business of employer, the period of non- competition referred to above shall be extended by a period of time equal to that period beginning when such violation commenced, and ending when the activities constituting such a violation shall have finally been terminated in good faith.

           (b) In addition, during the term of employment, and at all times thereafter, the Employee shall not disclose confidential information of the Employer to any other person, entity, corporation, trust, association or partnership. For the purposes hereof, the term "confidential information" shall include, but not be limited to, all lists or the identity of any customers, suppliers, creditors or contacts of Employer. It shall also include any and all information pertaining to any formulas, business opportunities, processes, techniques, plans, contracts, sales or other financial data of Employer.

           (c) Notwithstanding anything to the contrary contained herein, in the event that any court of equity determines that time period and/or scope of this Restrictive Covenant is held be unenforceably long or broad, as the case may be, then, and either such event, neither the enforceability nor the validity this paragraph as a whole shall be affected. Rather, the time period and/or scope of the restriction so affected shall be reduced to the maximum permitted by law.


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      10.  SEVERANCE

           If at the end of the term of this Agreement, Employer and Employee have not entered into a mutually satisfactory extension of this Employment Agreement for a term of a least three (3) years, with at least a continuation of the present compensation structure hereunder, Employer agrees to pay Employee, as his severance payment, an amount equal to fifty (50%) percent of Employee's prior year Base Compensation, which amount may be paid in equal weekly installments over a six month period without interest. Such amount shall be paid regardless of whether Employee obtains other employment during such time, provided such employment does not violate Section 9 hereof.

      11.  VACATION

           Employee shall be entitled to a vacation of no more than four (4) weeks per fiscal year.

      12.  ARBITRATION

           Any dispute between the parties hereunder shall be determined by arbitration in accordance with the rules of the American Arbitration Association in Philadelphia, Pennsylvania. The Award in any such arbitration shall be final and binding, and any party may enter judgement thereon in any court having jurisdiction.

      13.  ASSIGNMENT

           The Employer has the right to assign this Agreement to any successors and assigns or other parties to whom the Board of Directors of Employer consents to such assignment. Assignment of this Agreement by the Employee shall be absolutely prohibited. Employee shall further be restricted from the delegation of the performance of his duties hereunder.

      14.  NOTICE

           Any notice required or permitted to be given under this agreement shall be sufficient, if in writing, and if sent by registered mail to Employee or to Employer at Employer's principal place of business.

      15.  APPLICABLE LAW

           This Employment Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania.


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      16.  ENTIRE AGREEMENT

           This instrument contains the entire agreement of the parties. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

      17.  CHANGE IN CONTROL

           If, at any time after a Change in Control, as hereinafter defined,
(i) Employer shall terminate Employee's employment in any manner, including, but not limited to, pursuant to the provisions of Section 8(b), or (ii) the scope of the Employee's employment, as described in Section 2, shall be changed in any material manner, then, in either such event, Employee shall be immediately entitled to a lump sum payment in cash equal to the sum of the payments (without discount) to which he would be entitled through the end of the term of this Agreement under the provisions of Section 3. "Change in Control" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, as in effect on the date hereof.

      IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

ATTEST:                                 BERGER HOLDINGS, LTD.


/s/ Joseph F. Weiderman                 By: /s/ Theodore A. Schwartz
-------------------------------             -------------------------------
                                            Theodore A. Schwartz, Chief
                                            Executive Officer

/s/ Bonnie Steinberg                        /s/ Joseph F. Weiderman
-------------------------------             -------------------------------
WITNESS                                     Joseph F. Weiderman


                                                       DSB:696649.1
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